National Western Life Insurance Company	2024
CHIEF MARKETING OFFICER BONUS PROGRAM
EXHIBIT 10(an)

This 2024 Chief Marketing Officer Bonus Program (the “Program”) is designed to reward an eligible Chief Marketing Officer of National Western Life Insurance Company (the “Company”) for their performance for the 2024 performance period in achieving pre-determined sales targets while assisting the Company in managing to its expense and profit criteria. Any individual holding the title of Chief Marketing Officer of the Company and who is designated by the Committee (as defined below) as a participant in the Program (a “Participant”) shall be eligible to receive a bonus hereunder. The performance period shall begin on January 1, 2024 and, subject to Article VI, end on December 31, 2024.

The Program was adopted by the Compensation Committee of the Board of Directors of National Western Life Group, Inc. (the “Committee”) on December 14, 2023.

I.Goals/Performance Payout
1.The Program incorporates two measurable performance factors: (1) Company sales, which are defined as Single Premium Life total placed premium (LTRS sales) plus net annualized target premium for Non-LTRS Life sales (in aggregate “Life Sales”), and Annuities total placed premium (“Annuity Sales”), and (2) overall Company profitability. The bonus percentages included in the tables below pertain to Participants who are a Chief Marketing Officer at the Executive Vice President level.

2.Each of the two performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below)) is 40% for Life Sales performance, 40% for Annuity Sales performance, and 20% for Company profitability, for an overall par bonus percentage of 100%. The maximum bonus percentage under the Program is 200%. For purposes of the Program, the Base Salary of the Participant is his/her annual base salary for 2024 (prorated for Participants who are not employed by the Company for the entire 2024 performance period from January 1, 2024 through December 31, 2024) as certified by the Committee in its sole discretion.

3.To be eligible to receive the entirety of the applicable bonus percentage, the Participant must have successfully completed their individual objectives as assessed by the President. The objectives will be established by each Participant and approved by the President before the end of the first quarter of 2024. The President will present recommendations to the Committee effective as of or after the end of the 2024 performance period as to the actual award to be paid based on his assessment of achievement.

II.Company Sales Component (40% Life Sales, 40% Annuity Sales):

1.The sales component of the Program is subdivided between Life Sales and Annuity Sales. For 2024, the sales goals for the following lines of business of the Company are:

a.Life Sales -- $175,000,000
b.Annuity Sales -- $400,000,000

2.The Company’s New Business Market Summary Report (NWAR60 Report), and its equivalent from each of the Company’s policy administration systems operational during 2024, will be the source of sales results for purposes of this Program. The bonus percentage corresponding with the Life Sales production levels achieved in 2024 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

Page 1 of 6          December 14, 2023

National Western Life Insurance Company	2024
CHIEF MARKETING OFFICER BONUS PROGRAM

Chief Marketing Officer	
	Life Sales	**Bonus %**
Threshold	$145,000,000	20.00%
	Bonus % interpolated between Threshold & Target	
Target	**$175,000,000**	**40.00%**
Payout % for sales at or above Target level	All sales above Target level will be calculated on a sliding scale with straight line interpolation

3.The level shaded represents the Company’s sales goal for the segment for purposes of the Program and represents the par performance level. If the actual results attain this level, the Participant would be eligible to receive a bonus calculated as a percentage of Base Salary in accordance with the table shown above. If net total placed premium sales are below the threshold amount, no bonus percentage will be earned for this segment.

4.Bonus percentages associated with Life Sales are not capped.

5.The bonus percentage corresponding with the Annuity Sales production levels achieved in 2024 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

6.The level shaded represents the Company’s sales goal for the segment for purposes of the Program and represents the par performance level. If the actual results attain this level, the Participant would be eligible to receive a bonus calculated as a percentage of Base Salary in accordance with the tables shown above. If Annuity Sales (not including premium ceded to a reinsurance program or premium resulting from a conservation program) is below the threshold amount, no bonus percentage will be earned for this segment.

7.Bonus percentages associated with Annuity Sales are not capped.

III.Company Profitability Component (20%):

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National Western Life Insurance Company	2024
CHIEF MARKETING OFFICER BONUS PROGRAM
1.The profitability component of the Program is based upon the consolidated GAAP return on assets (ROA) percentage as derived from the segment results reported in National Western Life Group, Inc.’s (NWLGI)’s Form 10-K (or, if applicable in accordance with Article VI, Form 10-Q). The ROA percentage is calculated as the sum of GAAP segment net operating earnings divided by the sum of the beginning of the year GAAP segment assets. Segment GAAP net operating earnings are after federal income taxes but exclude realized gains and losses on investments. Subject to Article VI, because the GAAP results, including segment information, reported in the Form 10-K are audited by the Company’s independent auditors, the ROA calculation will be finalized at the time NWLGI’s Form 10-K for the year is filed with the SEC.

2.The bonus percentage corresponding with the actual ROA percentage for 2024 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

Chief Marketing Officer	
	ROA %	**Bonus %**
Threshold	0.65%	15.00%
	Bonus % interpolated between Threshold & Target	
Target	**0.85%**	**20.00%**
Payout % for results at or above Target level	All results above Target level will be calculated on a sliding scale with straight line interpolation

3.If the actual ROA percentage achieved in 2024 is less than the threshold amount shown (0.65%), no bonus percentage will be earned.
4.Bonus percentages associated with the profitability component of the Program are not capped.
IV.Individual Objectives:

1.Each Participant shall submit goals to NWL Human Resources for the 2024 calendar year no later than January 31, 2024. Human Resources will submit a roll-up of each Participant’s goals to the President for review and approval.
2.Each participant will receive a list of their approved goals no later than March 31, 2024.
3.The Individual Objectives component of the Program is based upon the completion of the individual goals that were approved by the President for the 2024 calendar year.
4.Anyone becoming a Participant in the Program after January 31, 2024 due to being hired or promoted or for any other reason, shall submit goals within a date to be determined by the President.
V.Administration:

1.Determination of Bonuses.   After audited GAAP financial statements become available for the 2024 performance period, the Committee shall determine the extent to which the first three measurable performance factors have been achieved and take into consideration the President’s assessment of achievement towards goals and objectives of each Participant and

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National Western Life Insurance Company	2024
CHIEF MARKETING OFFICER BONUS PROGRAM
determine the bonus percentage for each Participant for 2024. The Committee shall certify such determination in writing. The bonus for the Participant shall be determined by applying the total certified bonus percentage to the Participant’s Base Salary in accordance with the calculation methodology described below. The President may make bonus payment adjustment recommendations up to 50% lower or higher than the calculated award based on non-attainment or attainment of individual objectives or any other criteria he deems appropriate, however, the sum of all awards of the President’s recommendations shall not exceed the sum of the calculated awards prior to such adjustment recommendation. Notwithstanding any contrary provision of the Program, the Committee or the President, in his or her sole discretion, may increase, reduce, or eliminate the bonus payable to the Participant below that which otherwise would be payable under the Program formula.

2.Timing and Form of Payment.  After the bonus amount is certified by the Committee or the President, as applicable, the bonus shall be paid in cash in a single lump sum. Such payment (if any) shall occur as soon as practicable following the completion of the 2024 performance period and, in any event, on or before March 15, 2025. Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2025). The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

3.Effect of Termination.

a.If a Participant terminates employment with the Company for any reason during or after the end of either a monthly performance period or the applicable 2024 performance period, but prior to the date the incentive for either such period is paid, the Participant shall be entitled to payment of the incentive determined by the Committee or the President. Such payment is subject to reduction or elimination based on the circumstances surrounding such termination of employment. Such determination of reduction or elimination of the bonus amount, shall be determined at the full discretion of the Committee or the President as applicable, and subject to further reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above. Any amounts paid pursuant to this Section V.3. shall be in lieu of, and not in addition to, any other amounts a Participant may be entitled to in respect of an annual bonus payment under any other Company plan, contract or arrangement in effect as of the date of termination of employment.

b.If the Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.
c.If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s estate.
4.Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company. The rights of the Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company. The Program shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.

5.Committee Administration.  The Program shall be administered by the Committee and, to the extent specified herein, the President. The Committee and, to the extent specified herein, the

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National Western Life Insurance Company	2024
CHIEF MARKETING OFFICER BONUS PROGRAM
President shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program. Any determination, decision, or action of the Committee or the President in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument; provided, however, that any amendment or termination of the Program after the closing of the transactions contemplated by the Merger Agreement that may have an adverse effect on a Participant shall be null, void and have no effect without such Participant’s written consent.

VI. Transaction Matters:

1.Applicability. This Article VI shall apply in the event the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Company, S. USA Life Insurance Company, Inc. and PHG Merger Inc., dated as of October 8, 2023 (the “Merger Agreement”) shall occur prior to December 31, 2024 (“2024 Closing”). In the event of a conflict between this Article VI and any other provision of this Program, the provisions of this Article VI shall control.

2.General Principles. In the event of a 2024 Closing and notwithstanding any provision herein to the contrary, (a) the 2024 performance period shall end immediately prior to the date of the 2024 Closing (the “Abridged Period”), (b) the extent to which any bonus payment hereunder is earned with respect to the Abridged Period shall be based on the then-most-recent “Hypothetical Determination” described in Section VI.3 below, (c) any bonus payment that is earned with respect to the Abridged Period shall be prorated based on the number of days in the Abridged Period relative to the number of days in the 2024 calendar year (the “Abridged Formula”), it being understood that further proration of such bonus payment may be made pursuant to Section I.2 above, and (d) a Participant shall be deemed to have remained employed for the 2024 performance period if he or she is employed with the Company as of the last day of the Abridged Period.

3.Determination of Bonuses. Notwithstanding any provision herein to the contrary, with respect to each calendar quarter that relates to 2024 (other than Q4 2024) and within [30] days after the end of such calendar quarter, as applicable, the Committee will conduct a hypothetical determination of the bonuses for purposes of the Program and in a manner reasonably consistent with Article V, it being understood that (a) such hypothetical determination shall not be dependent on the availability of audited financial statements (the “Hypothetical Determination”), (b) the Committee may, in its discretion, rely on financial information in the then-most-recently available Form 10-Q filing of NWLGI, and (c) the Committee shall make appropriate adjustments to the performance factors to take into account the effects of the Abridged Period (e.g., if appropriate, the Committee could adjust the dollar figure thresholds in the Company Sales Component based on the Abridged Formula).

4.Timing of Payment.   After the bonus amount is certified by the Committee pursuant to the preceding paragraph, the bonuses shall be paid in cash in a single lump sum. Notwithstanding anything in Section V.2 to the contrary, such payment shall occur following the completion of the 2024 calendar year, and in any event, on or before March 15, 2025.

VII.Miscellaneous:

1.The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.

2.Calculated bonus payments are subject to adjustment by the Committee if the actual performance of existing loans is less than originally forecast when approved.

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National Western Life Insurance Company	2024
CHIEF MARKETING OFFICER BONUS PROGRAM
3.A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law.

4.Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.

5.Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company.

6.Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.

7.The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.

8.This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

9.The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.

10.Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

11.This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.

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